As filed with the Securities and Exchange Commission on March 26, 2012

Registration No. 333-175825

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.5 to

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

WIRELESS ATTACHMENTS, INC.

(Exact name of registrant as specified in its charter)

Colorado	3577	27-3515499
(State or other jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2789 S. Lamar Street

Denver, Colorado 80227

Tel No.: (303) 763-7527

_________________________________

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Steve S. Sinohui

2789 S. Lamar Street

Denver, Colorado 80227

Tele No.: (303) 763-7527

__________________________________

(Name, Address and Telephone Number of Agent for Service)

Communication Copies to:

Jeffrey A. Bartholomew, Esq.

Robinson Waters & O’Dorisio, P.C.

1099 Eighteenth Street, Suite 2600

Denver, CO 80202

Tel No.: (303) 297-2600

Fax No.: (303) 297-2750

From time to time after the effective date of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.0001 par value per share	154,800	$0. 10	$15,480	$25.00

Total	154,800	$0. 10	$15,480	$25.00

(1)

154,800 shares of our Common Stock to be registered were issued to investors pursuant to a private offering entered into on November 18, 2010 and closed on March 15, 2011. We issued these securities without registration pursuant to Rule 504 of Regulation D promulgated under Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”). We sold 154,800 shares of the Company’s Common Stock, par value $.0001, for $15,480.

In the event of stock splits, stock dividends, or similar transactions involving the Common Stock, the number of Common Shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act.

If all 154,800 shares are sold pursuant to this Offering at $0.10 per share, the Selling Security Holders will receive $15,840.

(2)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated March __, 2012

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Explanatory Statement

The Company has included a revised opinion prepared by its attorneys and attached hereto as Exhibit 5.1, that removes the assumption on the part of our attorneys that the Company received full and final payment, prior to issuance, for the shares issued in its private offering completed on March 15, 2011 and issued pursuant to Rule 504 of Regulation D promulgated under Section 3(b) of the Securities Act.

Item 16. Exhibits.

The following is a list of exhibits filed as part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

II-1

Exhibit Number	Description

3.1	Articles of Incorporation of Wireless Attachments, Inc. (1)
3.2	Bylaws of Wireless Attachments, Inc. (1)
3.3	Amendment to Articles of Incorporation (1)
4.1	Specimen Stock Certificate (1)
5.1	Legal Opinion of Robinson Waters & O’Dorisio, P.C., re: the legality of the shares being registered.(3)
10.2	Contract license agreement between Wireless Attachments, Inc. and Apple, Inc. dated September, 2010 (1)
23.1	Auditor Consent (2)
23.2	Consent of Robinson Waters & O’Dorisio, P.C. (included in Exhibit 5.1) (2)

(1) Previously filed with the 1st Amendment to S-1 Registration on October 7, 2011.

(2) Previously filed with the 4th Amendment to S-1 Registration on March 8, 2012.

(3) Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 26th day of March 2012.

WIRELESS ATTACHMENTS, INC.

/s/ Steve S. Sinohui
By: Steve S. Sinohui
Title: President and Chief Executive Officer
(Principal Executive, Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates stated.

Signature	Title	Date

By /s/ Steve S. Sinohui	President, Chief Executive Officer, Chief Financial Officer and sole Director	March 26, 2012